UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2022

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2022, PTC Therapeutics, Inc. (the “Company”) and Warren CC Acquisitions, LLC, (the “Landlord”) entered into a Lease Agreement (the “Lease”), relating to the lease of two entire buildings comprised of approximately 360,000 square feet of shell condition, modifiable space (the “Premises”) at a facility located in Warren, New Jersey.

The rental term of the Lease will commence on June 1, 2022 (the “Commencement Date”), with an initial term of seventeen years (the “Initial Term”), followed by three consecutive five-year renewal periods at the Company’s option.

The aggregate base rent for the Initial Term will be approximately $163.0 million; provided, however, that if the Company is not subject to an Event of Default (as defined in the Lease), the Company will be entitled to a base rent abatement over the first three years of the Initial Term of approximately $18.6 million, reducing the Company’s total base rent obligation to $144.4 million. The rental rate for the renewal periods will be at the Fair Market Rental Value (as defined in the Lease) and determined at the time of the exercise of the renewal. Beginning in the second lease year, the Company is also responsible for the payment of all taxes and operating expenses for the Premises.

The Company plans on developing the Premises into office and laboratory space. The Company is entitled to an allowance of approximately $36.1 million to be provided by the Landlord to be used towards such improvements. In connection with the execution of the Lease, the Company commits to fund a construction account with $3.6 million to go towards the Company’s improvements of the Premises. Upon the first issuance of a temporary certificate of occupancy for the Premises, the Company will receive $5.0 million from the Landlord, which the Company has committed to fund into the construction account.

Subject to the terms of the Lease, the Company has a right of first offer to purchase the Premises if the Landlord receives a bona fide third party offer to purchase the Premises or the Landlord decides to sell the Premises.

The Company is also obligated to provide the Landlord with an unconditional evergreen letter of credit (the “Letter of Credit”) in the amount of approximately $8.1 million for a term of not less than the earlier of (i) three years or (ii) sixty days after the Expiration Date (as defined in the Lease), as a security deposit, within thirty (30) days of entering into the Lease. If the term of the Letter of Credit expires prior to the Expiration Date, the Company is obligated to renew the Letter of Credit sixty days prior to its expiration. If after the fifth anniversary of the Commencement Date, the Company is not in default of the Lease, then the Letter of Credit will be reduced to approximately $4.1 million.

If an Event of Default (as defined in the Lease, and generally allowing for a cure period) has occurred, the Landlord may terminate the Lease upon at least five days written notice.

The Lease contains customary events of default, representations, warranties and covenants.

The foregoing summaries of the Lease and Letter of Credit are not complete and are qualified in their entirety by reference to the Lease and Letter of Credit, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2022.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in or incorporated by referenced into Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: May 27, 2022	By:	/s/ Emily Hill
	Name:	Emily Hill
	Title:	Chief Financial Officer